EXHIBIT 10.3


August 9, 2005


Dennis J. Keller
1155 35th Street
Oak Brook, IL  60523

Dear Dennis:

Reference is made to the 2002 Employment Agreement by and between you, DeVry Inc., and DeVry University, Inc. dated as of July 1, 2002, as amended by the November 2, 2004 letter agreement between you and DeVry Inc. (as so amended, the "Keller Employment Agreement"). By the terms of this letter agreement (the "2005 Letter Agreement") you, DeVry Inc., and DeVry University, Inc. wish to amend certain provisions of the Keller Employment Agreement, pursuant to Section 17 of the Keller Employment Agreement.

Section 2 (b) of the Keller Employment Agreement is hereby amended to read as follows: During the Term of Employment, the Executive shall not be obligated to devote more than one-half of his business time, but shall devote his energy and skill, as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness and during any period in which he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement), consistent with past practices.

Notwithstanding anything in Section 5 (a) of the Keller Employment Agreement to the contrary, it is agreed that your base salary, pursuant to the Keller Employment Agreement, shall be at a rate of $323,044 per annum, effective the date of this Agreement.

It is hereby agreed that Section 5 (b) of the Keller Employment Agreement is deleted and shall have no further force or effect.

It is hereby further agreed and acknowledged that the undersigned have received notice from you of your decision not to continue the Term of Employment (as that term is used and defined in the Keller Employment Agreement). You and we hereby mutually further agree, pursuant to Section 3 (a) of the Keller Employment Agreement, that the Term of Employment will be terminated on June 30, 2006.


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August 9, 2005
Dennis J. Keller
Page Two


It is hereby further agreed that, for purposes of Section 4 (a) of the Keller Employment Agreement, termination of the Term of Employment on June 30, 2006 as described above shall not be deemed (i) termination for Cause or (ii) "a resignation or retirement that is not a Qualified Resignation or Retirement" (as those terms are used and defined in the Keller Employment Agreement). It is hereby further agreed that nothing set forth in this 2005 Letter Agreement shall constitute or be the basis for a "Constructive Dismissal," as that term is used and defined in Sections 3 (d) and 4 (a) of the Keller Employment Agreement.

Except as expressly set forth above, the provisions of the Keller Employment Agreement shall remain in effect, in accordance with its terms.

If the foregoing is acceptable to you, please so indicate by signing three copies of this letter in the space indicated below.

Yours very truly,




DeVry Inc.                                           DeVry University, Inc.

By:                                         By:
   ---------------------                        ---------------------

By:                                         By:
   ---------------------                        ---------------------


The foregoing terms and conditions are accepted and agreed to.


---------------------------
Dennis J. Keller